Exhibit 23.3


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Pfizer Inc.:

We consent to the incorporation by reference in amendment No. 1 to the registration statement (No. 333-64991) on Form S-3 of Boston Scientific Corporation of our report dated May 22, 1998, with respect to the combined balance sheets of Schneider Worldwide, a business of Pfizer Inc. as of December 31, 1997 and 1996, and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K/A of Boston Scientific Corporation dated November 23, 1998.

                                                  /s/ KPMG Peat Marwick LLP


New York, New York
December 9, 1998